EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made on 1 January 2014
BETWEEN

(1)
HLSS SEZ LP of CEC City Centre (Flagship Building), 70 Harbour Drive, 3rd Floor, Unit N-301A, P.O. Box 10315, Grand Cayman KY1-1003, Cayman Islands BWI (the "Partnership") acting by its general partner, HLSS (Cayman) Finco Ltd.; and

(2)	James E. Lauter (the "Employee").
(Each a "Party" and together "the Parties")
WHEREAS

(A)	HLSS has been formed to acquire mortgage servicing assets;

(B)	The Parties intend to enter into a relationship whereby the Employee will be employed by the Partnership on the terms set out herein ("the Employment");
IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement the following terms shall have the meanings assigned to them:
"Ancillary Agreements" means the HLSS's Intellectual Property Agreement, the Non-Qualified Share Option Award Agreement and all policies and procedures published by HLSS from time to time;
"Board" means the Company's Board of Directors;
"Company" means Home Loan Servicing Solutions, Ltd.;
"Company Services" means the products and services offered from time to time by HLSS;
"Confidential Information" means all information received by the Employee subject to a duty of confidentiality howsoever arising;
"Employment Services" means the duties and obligations of the Employee set forth in sections 4.2 and 4.3 of this Agreement;
"HLSS" means either the Company or the Partnership or both as context may permit;
"Labour Law" means the Labour Law of the Cayman Islands as amended from time to time;
"National Pensions Law" means the National Pensions Law of the Cayman Islands as amended from time to time; and
"Standard Work Week" means the standard work week as defined by the Labour Law.

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1.2	Unless otherwise indicated:

(a)	References to recitals and clauses are references to the recitals to and clauses of this Agreement;

(b)	headings to clauses and the use of bold type are for convenience only and shall not affect the interpretation or construction of this Agreement; and

(c)	words in the singular include the plural and vice versa.

2.	COMMENCEMENT

2.1
The Employment shall commence on January 1, 2014, be dependent upon the Employee making a good faith effort to obtain a valid Cayman Islands work permit, and upon the timely grant of such work permit and shall continue for an indefinite period until terminated in accordance with the terms of this Agreement.

2.2
Notwithstanding the indefinite period of this Agreement, the Parties acknowledge that from time to time HLSS may wish to make certain updating changes to this Agreement.  The Employee agrees that he will consider such changes and negotiate with HLSS in relation to any revised version of the Agreement in good faith.

3.	CONDITIONS

3.1	The Employment is conditional upon:

(d)	The grant and maintenance of a work permit in respect of the Employee; and

(e)	The Employee complying with such immigration laws and regulations from time to time in force in the Cayman Islands.

4.	RESPONSIBILITIES AND DUTIES

4.1	The Employee will be employed as Senior Vice President and Chief Financial Officer for HLSS and shall report to the President and Chief Executive Officer.

4.2	The general responsibilities and duties of the Employee will be as follows:

(a)	Ensuring that the financial statements of HLSS are prepared in accordance with Generally Accepted Accounting Principles;

(b)	Establishing and maintaining an effective system of internal accounting controls;

(c)	Ensuring that HLSS maintains access to the debt and equity capital markets to provide sufficient funding for its operations and growth at the lowest possible cost;

(d)	Developing appropriate tax strategies and monitoring compliance with all applicable laws and regulations; and

(e)	Attracting, developing and retaining HLSS employees who are critical to manage and grow the business.

4.3
In addition to the specific duties set out above, the Employee shall at all times use his best endeavours to promote the interests of HLSS and shall be expected to do all such work as would customarily

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be associated with the position of Senior Vice President and Chief Financial Officer, including all such work as may be reasonably allocated or assigned to him by HLSS.

4.4	The Employee's duties, responsibilities and job title may be changed at any time at the Company's absolute and sole discretion by notice given in writing, subject to immigration approval.

4.5
The Employee shall devote substantially the whole of his time, attention and abilities during his hours of work and at such other times as may be necessary to the proper performance of his duties under this Agreement.  During the term of this Agreement, the Employee agrees that he (i) will not perform any activities or services, or accept such other employment which would be inconsistent with this Agreement, the employment relationship between the Parties, or would in any way interfere with, or present a conflict of interest concerning, the Employee’s employment with HLSS without HLSS's written consent and (ii) shall not have any direct or indirect interest in any other business or organisation if that business or organisation competes or might reasonable be considered by HLSS to compete with HLSS or if this impairs or might reasonably be considered to impair the Employee’s ability to act in the best interest of HLSS.

4.6	The Employee expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Agreement.

5.	PLACE OF PERFORMANCE AND TRAVEL

5.1	The Employee will be based in the Company's Cayman Islands office. The Employee consents that the geographical location of the Employment is not a substantive clause of this Contract.

5.2
The Employee will be required to travel on business as dictated by the interests of HLSS. HLSS will reimburse the Employee for all reasonable travel, entertainment and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in the performance of the Employee's duties, provided that any expense claims are supported by the relevant documentation and are made in accordance with HLSS's expense policy as it may be amended from time to time.

5.3
HLSS may make any lawful deductions from any amounts payable to the Employee under this Agreement. In signing this Agreement, the Employee expressly authorizes the deduction from his remuneration of any overpayment made to the Employee by HLSS in error.

6.	HOURS OF WORK

6.1	The Employee's normal hours of employment are from 8:30AM to 5:30PM, with a one hour lunch break, and his standard work week is 40 hours.

6.2
In addition to regular office hours, the Employee is expected to work the hours necessary to fulfil his duties and responsibilities. As an employee of professional and managerial level, the Employee agrees that no overtime will be payable in respect of any additional time worked in excess of his normal office hours, or on public holidays, nor will any leave be accrued in lieu.

7.	POLICIES AND PROCEDURES

7.1	The Employee shall comply at all times with all local laws and regulations which are in force and shall comply with such policies and procedures as may be published by HLSS.

7.2	The Employee acknowledges that such policies and procedures may be amended from time to time without notice at HLSS's discretion.

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8.	REMUNERATION AND BENEFITS

8.1	The terms and conditions of the Employee's remuneration are as follows:

(a)	The Employee will be paid a basic salary at the rate of US$238,000 per annum payable in arrears by monthly installments on or before the final day of each month;

(b)	The Employee's salary may be reviewed periodically by the Board;

(c)
The Employee may also be paid discretionary incentive compensation bonus of up to US$153,000 at the sole discretion of HLSS. Incentive compensation is based upon numerous factors including, but not limited to, the performance of HLSS and the Employee's individual contribution. There is no legal entitlement to the bonus and payment is at the sole discretion of HLSS. Any target incentive will be prorated for the actual time that the Employee has worked for HLSS during the applicable working year. Incentive compensation is not guaranteed. In order to be eligible for consideration for payment of incentive compensation, the Employee must be employed by HLSS and not serving out any period of notice (such as the notice period given prior to termination).

9.	BENEFITS

9.1
The Employee will be provided with medical and dental insurance cover as required by law and in accordance with the standard policies of HLSS. The costs of the Employee's insurance coverage will be borne by HLSS. The Employee's dependants (if any) will also be admitted as members of the plan at HLSS's expense.

9.2
Pursuant to the National Pensions Law, the Employee will be required to participate in HLSS's pension plan. On a monthly basis the Employee and HLSS will each contribute 5% of the Employee's monthly salary up to the maximum level of pensionable earnings, or such other contribution as may be prescribed by law.

10.	LEAVE

10.1	The Employee is entitled to 4 weeks (20 days) holiday with pay in each calendar year to be taken at such time or times as shall be agreed with HLSS, in addition to Cayman Islands public holidays.

10.2
The Employee's holiday entitlement for part of a year's employment will be apportioned accordingly.  The Employee shall not be entitled to carry over unused holiday entitlement from one year to the next except in exceptional circumstances and with the express agreement of HLSS.

10.3
The Employee is entitled to up to 10 days paid sick leave in each consecutive period of 12 months when ill or otherwise physically incapacitated for work.  In such event, the Employee shall notify HLSS as soon as reasonably practicable and shall provide HLSS with a medical certificate evidencing his sickness or physical incapacity if his sick leave exceeds 2 consecutive working days.

10.4
If the Employee is regularly absent from work, HLSS shall be entitled to require the Employee to produce and the Employee shall then produce a medical certificate in respect of any purported sick leave irrespective of the length of such sick leave.

10.5
In the event of the Employee taking in excess of 40 working days of sick leave in any period of twelve consecutive months, HLSS shall be entitled by notice in writing forthwith to terminate his employment under this Agreement upon payment of one month’s basic salary as compensation for loss of office.

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10.6
The Employee shall submit himself to a medical examination by a doctor appointed by HLSS, at the request and expense of HLSS, at any time during the continuance of this Agreement where the Employee is absent by reason of sickness, injury or other incapacity.  The Employee hereby authorises HLSS to have unconditional access to any report or reports (including copies thereof) prepared as a result of any such examination as HLSS may from time to time require.  HLSS agrees to keep confidential all such medical information obtained in connection herewith.

10.7
The Employee shall be entitled to up to five days compassionate leave on the occurrence of a death or serious illness in his immediate family provided that, if required, reasonable evidence of such serious illness or death is provided to HLSS; and for the purposes of this entitlement, his immediate family means the Employee's spouse, parents, siblings and children.

11.	CONFIDENTIALITY

11.1
The Employee shall not at any time during the Employment (except insofar as is necessary and proper in the course of performing his duties under this Agreement or as is required by law), or at any time after the Employment has terminated, disclose to any person any Confidential Information.

11.2	The Employee agrees to comply with and be bound by such confidentiality policies and agreements that HLSS may implement from time to time.

11.3	The Employee agrees that he will comply with all obligations set forth in the Ancillary Agreements provided by the Company and incorporated herein by this reference.

12.	SUSPENSION

12.1	The Employee agrees:

(f)
that HLSS may, in its absolute discretion, require the Employee not to render all or any of his duties under this Agreement and/or exclude him from any premises of HLSS (without providing any reason therefor); and

(g)	that such action taken on the part of HLSS shall not constitute a breach of this Agreement of any kind whatsoever in respect of which the Employee shall have any claim against HLSS.

12.2
Throughout the period of any such action, the basic salary and other contractual benefits of the Employee shall not cease to be payable by reason thereof (unless and until this Agreement shall be terminated).

13.	TERMINATION

13.1	This Agreement shall terminate upon the occurrence of any of the following:

(d)	The death or permanent disability of the Employee which, in the case of the latter, renders the Employee unable to perform the Employment Services;

(e)	The Employee attaining the age of sixty;

(f)	The voluntary termination of the employment by the Employee upon giving at least three months prior written notice to HLSS; and

(g)	For misconduct and/or unsatisfactory performance in accordance with the provisions of this Agreement and the Labour Law.

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13.2
While the Employee is serving out any period of notice, HLSS reserves the right to give the Employee no duties and/or to exclude the Employee from HLSS's premises for all or part of that period. The Employee will be paid as normal during any time that he has no duties and/or is excluded from the firm premises. However, HLSS reserves the right to set some or all of any accrued holiday entitlement against the period of notice, in which case the accrued entitlement would not be paid on the termination date.

13.3
HLSS reserves the right in its discretion to pay the Employee basic salary in lieu of notice of termination. HLSS reserves the right to dismiss the Employee without notice of termination and without pay in lieu of such notice in cases of dismissal under clause 14 of this Agreement.

13.4	Upon the termination of the Employee's employment (for whatever reason and howsoever arising), the Employee shall immediately:

(a)
deliver up to HLSS all property, documents (including without limitation notes, memoranda, correspondence, and any other material upon which data or information is recorded or stored), and confidential or business information of HLSS and the Employee shall not retain any copy of any such documents or information that is under his control or in his possession; and

(b)	repay all outstanding debts or loans due to HLSS, which is hereby authorised to deduct from any compensation of the Employee a sum in repayment of all or any part of any such debt or loans.

14.	DISCIPLINARY PROCESS AND DISMISSAL

14.1	Nothing in this Agreement shall prevent HLSS from dismissing the Employee summarily and without notice if the Employee is guilty of serious misconduct.

14.2	Serious misconduct shall be subject to a threshold of reasonableness and shall include, but shall not be limited to, situations where the Employee has:

(a)	committed a criminal offence (other than a minor traffic offence); or

(b)
committed (i) a reportable violation of insurance, securities or banking industry laws, rules or regulations or any applicable governmental or regulatory rules or requirements, or (ii) any act that results in sanction by a regulatory or governmental agency or court; or

(c)
is investigated (which includes any informal or formal stage in any administrative, investigative, enforcement, adjudicative, disciplinary, or judicial investigation or proceeding) in any relevant jurisdiction by a regulatory or government agency for a potential violation of such jurisdiction's rules governing the financial services business; or

(d)	been adjudicated bankrupt or compounded with his creditors; or

(e)	behaved immorally in the course of his duties; or

(f)	been found under the influence of a controlled drug (other than one lawfully prescribed by a health practitioner) or alcohol during the hours of employment; or

(g)	acted in such manner as would bring the name of HLSS into disrepute; or

(h)	committed any material or repeated or continual breach of any of his obligations under this Agreement or the Ancillary Agreements;

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(i)	failed to comply with the lawful and reasonable directions of HLSS's Chief Executive Officer;

(j)	been negligent in the discharge of his duties under this Agreement; or

(k)	materially violated the policies and procedures published by HLSS; or

(l)	become of unsound mind or become a patient for the purpose of any statute relating to mental health.

14.3	Any delay by HLSS in exercising such right to termination shall not constitute a waiver thereof.

14.4
HLSS may terminate the Employee's employment with 45 days prior written notice where the Employee is guilty of misconduct in or in relation to his employment not serious enough to justify summary dismissal (as provided in Section 14.1 above) or where the Employee is no longer performing the duties of his employment in a satisfactory manner as reasonably and conclusively determined by HLSS, provided that the written warning provisions of Sections 52 and 53 of the Labour Law respectively are complied with by HLSS. For the avoidance of doubt, misconduct includes, but is not limited to, absenteeism.

14.5
For the avoidance of doubt, in the event that the Employee is dismissed pursuant to this clause 14 he will not be entitled to any further notice of termination, severance pay or any benefits not already earned.

15.	COVENANTS

15.1
During the term of this Agreement and for the Restricted Period, the Employee shall not without the written consent of HLSS, other than in the proper course of his Employment, call upon, contact, solicit or accept, prospect or sell to, or provide services to, as an employee or otherwise, directly or indirectly, actively or passively:

(a)	any client or prospective client of HLSS to whom the Employee provided any service related to HLSS Services, either alone or with others, during the term of the Employment, or

(b)
any supplier or consultant to HLSS for the purpose of attempting to provide or providing services which compete in any fashion with HLSS Services or inducing the termination, cancellation or non-renewal of any Company Services or business or any relationships with such suppliers or consultants; or

(c)	any employee or independent contractor of HLSS to work for or with the Employee or any other person or entity to provide services which compete with the Company Services.

15.2
During the term of this Agreement and for a period of one year thereafter, the Employee hereby undertakes that he will not run a personal business similar or in competition with the business of HLSS nor enter into an employment contract with a business similar or in competition with the business of HLSS. In that regard, the Employee shall not directly or indirectly on his own behalf, or in the service of or on behalf of others, engage in, provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than HLSS) which (i) concerns the business of HLSS or any affiliate thereof or (ii) is competitive or likely to be competitive with the business of HLSS or any affiliate thereof. In consideration of these obligations, HLSS will pay to the Employee four (4) months of his gross basic salary subject to the Employee’s execution of the Employer’s Separation Agreement. The Employer may waive these obligations unilaterally on condition that it informs the Employee within two weeks from notification o

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f the termination of the Agreement by either party. If the Employer waives these obligations and provides the required notification, the Employer will be relieved from the payment obligations set forth in this section 15.2.

15.3
The restrictions contained in clause 15.1 and 15.2 on which the Employee has had the opportunity to take independent legal advice are considered reasonable by the parties, and necessary for the protection of the legitimate interests of HLSS. If any such restriction shall be found to be void or voidable but would be valid and enforceable if some part of some parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

15.4
Without prejudice to the aforesaid, if any restriction under this clause 15 is found by any court or other competent authority to be void or unenforceable, the Parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.

16.	INJUNCTIVE REMEDIES

16.1
The Employee acknowledges and agrees that if the Employee breaches any or all of the terms of in Clauses 11 and 15, HLSS shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, and the remedies at law for such breach shall be inadequate.

16.2
The Employee hereby waives any claim or defence that an adequate remedy at law is available, and agrees HLSS shall be entitled to injunctive relief against the Employee, in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages).

16.3	The Employee hereby waives and relinquishes any requirement that HLSS give an undertaking in damages as a condition of an injunction pursuant to this clause 16.

17.	DISPUTES

17.1
The parties agree that any dispute, claim or cause of action whether in law or in equity which may arise in connection with the Employment or the termination of the Employment, will be resolved to the fullest extent permitted by law in accordance with the terms of the Ancillary Agreements.

18.	WARRANTIES

18.1	The Employee warrants and undertakes that:

(a)	Entry into this Agreement will not violate or breach any agreement or obligation that he has entered into with a third party or prior employer;

(b)	He does not possess any property containing or constituting confidential information belonging to any third party; and

(c)
He will not make any unauthorised disclosure to HLSS of any confidential information within his knowledge belonging to his former employer, nor will he use any such information during the performance of his obligations under this Agreement.

18.2	Both HLSS and the Employee warrant that they have the requisite capacity, authority and permission to enter into this Agreement.

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18.3
The Employee acknowledges that it is his sole responsibility to meet any tax liabilities that he may incur, whether inside or outside of the Cayman Islands, and that he is exclusively responsible for the performance of his tax obligations.

19.	REMEDIES CUMULATIVE

19.1
All rights and remedies conferred upon the Parties hereto by this Agreement or by law, in equity or otherwise, shall be cumulative of each other, and neither the exercise nor the partial exercise nor the failure to exercise any such right or remedy shall preclude the later exercise of such right or remedy or the exercise of any other right or remedy.

20.	AMENDMENT

20.1	No amendment or modification of this Agreement or any covenant, condition or limitation herein contained, shall be valid unless evidenced in writing duly executed by the Parties hereto.

20.2
No evidence of any amendment or modification shall be offered or received in evidence in any proceeding between the Parties hereto arising out of or affecting this Agreement or the rights or obligations of any Party hereunder, unless such amendment or modification is in writing, duly executed by the Parties and expressly refers to this Agreement.

21.	SEVERABILITY

21.1
If any term or provision of this Employment Agreement, or the application thereof to any person or circumstance, shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of any such term or provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each term and provision of Agreement shall be valid and enforced to the fullest extent permitted by law.

22.	COUNTERPARTS

22.1	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

23.	ENTIRE AGREEMENT

23.1
Except for any provision that applies by virtue of law, HLSS and the Employee acknowledge that this document, the Ancillary Agreements, and the other documents referred to herein constitute the entire contract between them and supersede any other agreements or representations whether written or oral.

24.	GOVERNING LAW

24.1
This contract shall be governed by and be construed in accordance with the laws of the Cayman Islands. The Parties hereby agree that the Grand Court of the Cayman Islands shall have exclusive jurisdiction to hear and determine any claim, suit, action or proceeding whatsoever and to settle any dispute which may arise out of any provision of this contract and hereby irrevocably submit to the exclusive jurisdiction of the said Court.

IN WITNESS whereof this Agreement has been entered into by the parties on the day and the year first before written.

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SIGNED for and on behalf of HLSS SEZ LP

By: HLSS (Cayman) Finco Ltd, its general partner

	Name:	John Van Vlack

	Title:	Director

in the presence of:

Signature of Witness

Name:

Address:

Occupation:

SIGNED by James E. Lauter

Signature

in the presence of:

Signature of Witness

Name:

Address:

Occupation:

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